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                                                                    Exhibit 21.1


SUBSIDIARIES OF THE REGISTRANT
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NorthStar Partnership, LP
Sextant Holding, LLC
Polaris I Capital, LLC
NorthStar Washington Street I, LLC
NorthStar Washington Street II, LLC
PoleStar Hotel Corp.
NorthStar Golf Corp.
KN Star Corp.
NorthStar Residential Brokerage Corp.
PoleStar Fifth Holding, LLC
PoleStar Fifth Funding, LLC
PoleStar Fifth Property Associates, LLC
PoleStar Fifth Optionee, LLC
PoleStar Forty-Fourth Holding, LLC
PoleStar Forty-Fourth Funding, LLC
PoleStar Forty-Fourth Property Associates, LLC
PoleStar Forty-Fourth Optionee, LLC
NorthStar II Corp.
NorthStar IV LLC
NS Caribbean Retail, LLC
NS Caribbean Management Services, Inc.
Gotham Investments, LLC
Sextant Trading, LLC